EXHIBIT (a)(6)

                               GRAPHON CORPORATION
                         NOTICE OF GRANT OF STOCK OPTION

            Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of GraphOn Corporation (the "Corporation"):

            Optionee:

            Grant Date:

            Vesting Commencement Date:

            Exercise Price:  $  per share

            Number of Option Shares:   shares of Common Stock

            Expiration Date:

            Type of Option:

            Date Exercisable:

            Vesting Schedule: The Option Shares shall initially be unvested and subject to repurchase by the Corporation at the Exercise Price paid per share. Optionee shall acquire a vested interest in, and the Corporation's repurchase right shall accordingly lapse with respect to, (i) percent 100% of the Option Shares upon the Vesting Commencement Date, and (ii) the balance of Option Shares in a series of 33 successive equal monthly installments upon the completion of each month of Service over the 33-month period measured from the first month anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee's cessation of Service.

            Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the GraphOn Corporation (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

            Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

            REPURCHASE RIGHTS. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN REPURCHASE RIGHTS AND RIGHTS OF FIRST REFUSAL EXERCISABLE BY GRAPHON CORPORATION AND ITS

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ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE ATTACHED STOCK PURCHASE
AGREEMENT.

            No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of GraphOn Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

            Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:                         , 200_


                                    GRAPHON  CORPORATION

                                    By:
                                    ------------------------------------------

                                    Title:
                                    ------------------------------------------


                                   , OPTIONEE

                                    Address:
                                    ------------------------------------------




Attachments

Exhibit  A - Stock Option Agreement
Exhibit  B - Stock Purchase Agreement
Exhibit  C - Applicable Stock Option Plan

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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT

                               See Exhibit (a)(7)

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                                    EXHIBIT B

                            STOCK PURCHASE AGREEMENT

                               See Exhibit (a)(8)

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                                    EXHIBIT C

                      See Exhibit (d)(1), (d)(2) or (d)(3)